                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                    SHELTER PROPERTIES VI LIMITED PARTNERSHIP
                      A SOUTH CAROLINA LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: 42,324 Limited Partnership Units

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $4,450,000, based on the contract price for the property being sold

(4) Proposed maximum aggregate value of transaction: $4,450,000

(5) Total fee paid: $476.15

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                              INFORMATION STATEMENT
                                       FOR
                    SHELTER PROPERTIES VI LIMITED PARTNERSHIP
                      A SOUTH CAROLINA LIMITED PARTNERSHIP
                         55 BEATTIE PLACE, P.O. BOX 1089
                        GREENVILLE, SOUTH CAROLINA 29602


Dear Limited Partner:

         We are sending you this information statement to inform you that Shelter Realty VI Corporation, a South Carolina corporation, the general partner (the "General Partner") of Shelter Properties VI Limited Partnership, a South Carolina limited partnership (the "Partnership"), has agreed to sell the Partnership's apartment complex known as Rocky Creek Apartments, located in Augusta, Georgia (the "Property") to Chartwell Augusta, LLC, a Delaware limited liability company (the "Buyer"), an unaffiliated third party, for $4,450,000 (less lender fees and penalties required to prepay the existing loan encumbering the Property). The transaction will involve the payment in full, out of the purchase price, of approximately $2,177,664 (estimated balance as of October 31, 2005) outstanding principal balance and accrued interest of the loan encumbering the Property. As more fully described below, the General Partner and affiliates of the General Partner holding greater than 50% of the limited partnership units have consented to the sale. After the sale closes, we estimate that there will be approximately a total of $1,915,351, or $45 per limited partnership unit in distributions (net of estimated nonresident withholding tax) to distribute to the limited partners. This estimate assumes that the sale of the Property is consummated as of October 31, 2005. This is an estimate, and as explained below, it is based upon a number of assumptions.

         We expect the distribution to the limited partners will occur within approximately 90 days after the sale closes. This information statement contains information about the sale and the reasons the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.


                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY.

           The date of this information statement is [_______, 200_].

         This information statement is being mailed on or about the date hereof to all holders of the limited partnership units of the Partnership at the close of business on [_______, 200_].

                           SUMMARY OF THE TRANSACTION

         The following is a brief summary of certain terms of the Partnership's proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of October 20, 2005 (the "Effective Date"), among the Buyer, the Partnership, and two affiliates of the General Partner (the "Agreement"). For a more complete description of the terms of the Agreement, see "Summary of the Purchase and Sale Contract" in this information statement.

Buyer..............................     Chartwell Augusta, LLC, a Delaware
                                        limited liability company.

Property to Be Sold by the
Partnership........................     Rocky Creek Apartments, located in
                                        Augusta, Georgia, together with all the
                                        improvements located on the Property
                                        and certain associated property. See
                                        "Summary of the Purchase and Sale
                                        Contract -- The Purchased Assets."

Additional Properties to Be Sold
Pursuant to the Agreement by
Affiliates of the Partnership......     The Agreement also provides for the
                                        sale to the Buyer by affiliates of the
                                        General Partner of the following two
                                        additional properties: (i) Rivercreek
                                        Apartments and (ii) Springhouse
                                        Apartments. See "Summary of the
                                        Purchase and Sale Contract -- The
                                        Purchased Assets."

Purchase Price and Deposit.........     $4,450,000 (less lender fees and
                                        penalties required to prepay the
                                        existing loan encumbering the
                                        Property), subject to certain
                                        adjustments as provided in the
                                        Agreement. The purchase price for the
                                        Property is payable as follows: (i)
                                        approximately $38,860 was paid by the
                                        Buyer as an initial deposit upon the
                                        execution of the Agreement, (ii)
                                        approximately $29,145 will be paid by
                                        Buyer as an additional deposit on
                                        December 19, 2005, and (iii) the
                                        balance of the purchase price is to be
                                        paid in cash at the closing. See
                                        "Summary of the Purchase and Sale
                                        Contract -- Purchase Price and Deposit"
                                        and "-- Payoff of Existing Loan on the
                                        Property."


                                        Each property in the disposition pool
                                        was allocated a portion of the initial
                                        deposit and the additional deposit based upon the ratio that such property's respective purchase price bears to the aggregate $22,900,000 purchase price for all three properties. See "Summary of the Purchase and Sale Contract --
                                        Purchase Price and Deposit."

Closing............................     The closing of the Agreement, including
                                        the sale of the Property, is scheduled
                                        to occur on January 31, 2006. The
                                        closing date is subject to extension
                                        pursuant to the terms of the Agreement.
                                        See "Summary of the Purchase and Sale
                                        Contract -- Closing."

Closing Conditions.................     Each seller's, including the
                                        Partnership's, obligation to complete
                                        the sale of its respective property is
                                        subject to certain customary
                                        conditions, including (i) obtaining all
                                        consents necessary to consummate the
                                        transactions described in the
                                        Agreement, including a tax-free
                                        exchange and any necessary amendments
                                        to organizational documents in
                                        connection therewith and (ii)
                                        affiliates of the general partner must
                                        own, directly or indirectly, more than
                                        50% of the voting interests of each
                                        seller, including the Partnership, at
                                        the time of the closing. The Buyer's
                                        obligation to close the sale of the
                                        properties is also subject to certain
                                        customary conditions. See "Summary of
                                        the Purchase and Sale Contract

                                        -- Conditions to the Parties' Obligation to Close."

Representations and Warranties.....     The Agreement contains certain
                                        customary representations and
                                        warranties by the Buyer and each seller
                                        under the Agreement, including the
                                        Partnership. The Partnership's
                                        representations and warranties survive
                                        for a period of six months after the
                                        closing. See "Summary of the Purchase
                                        and Sale Contract -- Representations
                                        and Warranties."

Covenants..........................     The Agreement contains certain
                                        customary covenants by each seller
                                        under the Agreement, including the
                                        Partnership. See "Summary of the
                                        Purchase and Sale Contract --
                                        Covenants."

Termination........................     The Agreement contains certain
                                        customary termination rights on behalf
                                        of the Buyer and the Partnership and
                                        the other sellers, including the
                                        failure of certain closing conditions,
                                        events of default, and certain other
                                        material matters with respect to a
                                        property. The Agreement may only be
                                        terminated as to all, but not less than
                                        all, of the properties to be sold
                                        pursuant to the Agreement. See "Summary
                                        of the Purchase and Sale Contract --
                                        Closing," "- Feasibility Period," "-
                                        Pre-closing Deliveries and
                                        Obligations," "- Conditions to the
                                        Parties' Obligation to Close," "-
                                        Default," and "- Certain Other
                                        Termination Rights."

Damages for Breach of
Representations and Warranties......    The liability of each seller (including
                                        the Partnership) for a breach of such
                                        seller's representations and warranties
                                        is capped at $100,000 per property. See
                                        "Summary of the Purchase and Sale
                                        Agreement -- Representations and
                                        Warranties."

Use of Proceeds.....................    The Partnership intends to use the
                                        gross proceeds from the sale of the
                                        Property to pay the outstanding
                                        indebtedness and other liabilities of
                                        the Partnership. See "Use of Proceeds"
                                        and "Interests of Certain Persons in
                                        the Sale."

Plans After the Sale................    Upon the completion of the sale of the
                                        Property and after the payment of the
                                        transaction related costs and other
                                        outstanding obligations of the
                                        Partnership. the Partnership will
                                        continue to hold and operate its
                                        remaining apartment complex known as
                                        Village Gardens apartments, located in
                                        Fort Collins, Colorado. See "Plans
                                        After the Sale," "Legal Proceedings"
                                        and "Federal Income Tax Consequences."

                              REASONS FOR THE SALE

         The General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:

         o The Property was completed in 1979, and given its age, the Property probably will require substantial capital expenditures in the future (including with respect to the sub floors which are likely to require substantial work in the near future at significant cost), for which existing reserves will not be adequate.

         o Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

         o Any future economic downturn or increase in interest rates may make it difficult to find a buyer for the Property at as favorable a price in the future

         o The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining depreciation deductions from the property.

         o For the foreseeable future, the partnership may generate taxable income but may not distribute sufficient cash to limited partners to pay resulting tax liabilities.

         o The Partnership has not made any distributions from operations to limited partners since 2004.

         o The Augusta, Georgia rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.

         For these reasons and others that were considered by the General Partner in arriving at its decision, the General Partner has approved the sale and the Agreement, and, as described more fully below, limited partners affiliated with the General Partner holding a majority of the limited partnership units also approved the sale and the Agreement.


                                THE SALES PROCESS

         In June 2005, the sellers, including the Partnership, hired Apartment Realty Advisors of Georgia, a national real estate brokerage firm, to market the Property and the two other properties to be sold pursuant to the Agreement. They marketed the Property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. The broker received offers from 7 potential purchasers. We evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. We chose to accept the offer by the Buyer described in this information statement based on these criteria. Neither the General Partner nor its affiliates bid on the Property.

         Apartment Investment and Management Company ("AIMCO"), an affiliate of the General Partner, through AIMCO's affiliates, has varying ownership interests in each of the three properties being sold to the Buyer pursuant to the Agreement. AIMCO's ownership interest in Rocky Creek is approximately 67.18% as to the Partnership's limited partnership units. In addition, AIMCO owns approximately 47.20% of Rivercreek Apartments and 100% of Springhouse Apartments. For purposes of allocating the total disposition pool purchase price being paid by the Buyer to the various properties within the disposition pool, AIMCO is relying on the Buyer's allocations, which AIMCO has not influenced and which AIMCO and the General Partner believe to reflect fair market value. The purchase price allocations, including that allocated to the Property, may be changed by the Buyer before closing, based on third-party appraisals obtained by the Buyer or the Buyer's lenders or as a result of further negotiations of the total purchase price to be paid by the Buyer for the disposition pool.


                                    THE BUYER

         Chartwell Augusta, LLC, which is not affiliated with the Partnership or any other seller, agreed to acquire all properties to be sold pursuant to the Agreement, including the Property, through an arms-length negotiation. Chartwell Augusta, LLC has an office located at 2284 Ashley River Road, Charleston, South Carolina, 29414. The phone number for Chartwell

Augusta, LLC is (843) 768-6615. The Buyer may assign its rights to acquire the Property to (i) its affiliates, subject to the consent of AIMCO, not to be unreasonably withheld, or (ii) if the transaction will be used for the purposes of a "1031 exchange" under the Internal Revenue Code, to a deferred exchange intermediary or an exchange accommodation titleholder. The Buyer and its affiliates are in the business of operating residential rental housing. The Buyer or its affiliates have informed us that they plan to operate the Property following the sale.


                                  THE PROPERTY

         The Partnership has owned and operated the Property, a 120-unit apartment complex located in Augusta, Georgia, since June 1984. The Property constitutes 46% of the Partnership's outstanding assets. There is a first mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $2,177,664 as of October 31, 2005. The loan encumbering the Property will be pre-paid in full at the closing, with the penalties and premiums associated with such prepayment to be paid by Buyer and deducted from the purchase price. The Partnership has other indebtedness of approximately $142,286.


                              APPROVAL OF THE SALE

         The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

         Section 8.2(h) of the Partnership's Amended and Restated Certificate and Agreement of Limited Partnership, dated June 29, 1984 (the "Partnership Agreement"), permits the General Partner to cause the Partnership to sell in a single sale substantially all of the properties originally acquired by the Partnership with the approval of the limited partners holding a majority of the then outstanding units (except in the case of the sale of the last property to be sold by the Partnership).

         As of December 1, 2005, the Partnership has approximately 1,492 limited partners who collectively own 42,324 outstanding limited partnership units. Each limited partnership unit represents approximately 0.00236% of the outstanding limited partnership units. As of December 1, 2005, affiliates of the General Partner owned 28,435 limited partnership units, or 67.18% of the outstanding limited partnership units. On ________ __, 200_, the affiliates of the General Partner holding 67.18% of the limited partnership units gave their written consent approving and adopting the sale and the Agreement. The following limited partners executed such written consent:

     NAME AND ADDRESS                       NUMBER OF LIMITED     PERCENT OF
    OF BENEFICIAL OWNER                     PARTNERSHIP UNITS        CLASS
-------------------------------             -----------------     ----------
AIMCO Properties, L.P.
4582 S. Ulster St. Parkway
Suite 1100
Denver, CO  80237                                13,524             31.95%

AIMCO IPLP, LP
55 Beattie Place                                 11,547             27.28%
Greenville, SC  29602

Cooper River Properties, L.L.C.
55 Beattie Place                                  3,364              7.95%
Greenville, SC  29602
                         TOTAL:                  28,435             67.18%

         Upon the execution of such written consent, the holders of a majority of the limited partnership units approved the sale and the Agreement, and, as a result, no vote of any other limited partnership unit holder will be necessary to approve the sale and the Agreement. Accordingly, the Partnership is not soliciting any other votes. Such written consent authorizes the Partnership, in its discretion, to reduce the gross purchase price for the Property up to 10% and make any other amendments to the Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the Partnership's opinion, are necessary, appropriate or desirable in connection with the sale and that do not materially and adversely affect the Partnership. Such written consent will have an effective date of ____________ __, 200_, which is 20 days after the mailing of this information statement.


                     INTEREST OF CERTAIN PERSONS IN THE SALE

         The General Partner has conflicts of interest with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient. A sale of the Property reduces the General Partner's liability for existing and future Partnership debt and liabilities. As noted above, AIMCO, an affiliate of the General Partner, through AIMCO's affiliates, has varying ownership interests in each of the three properties being sold to the Buyer pursuant to the Agreement, including a 67.18% interest in the limited partnership units of the Partnership.

         Pursuant to the Partnership Agreement and in connection with the sale of Foxfire/Barcelona Village during 2000, Nottingham Square Apartments in December 2002 and River Reach Apartments in August 2004, the General Partner is entitled to a fee of up to 1% in connection with the sales. Payment of such fee is subordinate to the limited partners receiving a cumulative 7% return on their investment. This return has not yet been met, and accordingly, the combined fees of approximately $658,000 have been accrued but have not been paid. At this time, the General Partner believes that the cumulative 7% return for the limited partners will not be met. Therefore, we did not accrue or pay the fee on the sale of Carriage House in August 2005 and we do not anticipate the accrual or payment of the fee on the sale of Rocky Creek.

                                 USE OF PROCEEDS

         We estimate that we will use the gross proceeds from the sale as follows:

Gross purchase price                                               $  4,450,000
Plus: Cash and cash equivalents                                          95,854
Plus: Other Partnership assets                                          101,135
Less: Mortgage debt, including accrued interest                      (2,177,664)
Less: Accounts payable, accrued expenses and other liabilities         (142,286)
Less: Reserves for contingencies                                       (133,500)
Less: Closing costs, including transfer taxes                          (137,950)
Less: Nonresident withholding taxes                                    (140,239)
                                                                   ------------
TOTAL                                                              $  1,915,351
                                                                   ============

Net proceeds                                                       $  1,915,351

Percentage of proceeds allocable to limited partners                        100%
Net proceeds distributable to limited partners                     $  1,915,351

Number of limited partnership units outstanding                          42,324
                                                                   ------------
Distributable net proceeds per limited partnership unit            $         45
                                                                   ============


         These estimates assume that the closing of the sale occurred as of October 31, 2005, and are based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after October 31, 2005. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.


                         FEDERAL INCOME TAX CONSEQUENCES

         The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

         EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.

         TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The General Partner believes that a typical limited partner will recognize gain from the sale of the Property of approximately $83 per limited partnership unit as "unrecaptured I.R.C.
Section 1250 gain" (discussed below) that will be taxed at a minimum 25% rate to the individual limited partner. The General Partner believes that none of this gain will constitute "depreciation recapture gain" (discussed below) or "I.R.C. Section 1231 gain" (discussed below).

         The Partnership will recognize gain from a sale of the Property to the extent that the amount the Partnership realizes from the sale exceeds its adjusted basis in the Property. The Partnership's amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities is also included in the Partnership's amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees and title costs, reduce the Partnership's amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement.

         To the extent that a partnership is not a "dealer" with respect to a property, any gain in excess of "depreciation recapture gain" and "unrecaptured I.R.C. Section 1250 gain" generally will be taxed as gain arising from the sale of property used in the Partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain, if any. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C.
Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

         Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized, or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

         Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership's residential rental real property.

         In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the Property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%. Generally, the unrecaptured Section 1250 gain tax rate applies only to individuals, trusts, and estates.

         In the case of limited of limited partners that are individuals, estates or trusts, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

         If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

         DISTRIBUTIONS OF CASH. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's Partnership interest will be decreased, but not below zero.

         Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner's gain will be taxable as ordinary income under I.R.C. Section 751.

         Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership's debts may be less than the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners, gain recognized by the partners as a result of any cash distributions from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.

         TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. The Property has been substantially depreciated for United States federal income tax purposes. As a result, it is possible that continued operation of the Property will generate taxable income to the limited partners, since it is unlikely that there will be adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.


                               NO APPRAISAL RIGHTS

         Limited partners are not entitled to dissenters' appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.


                              REGULATORY APPROVALS

         Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.


                              PLANS AFTER THE SALE

         Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will continue to hold and operate its remaining apartment complex known as Village Gardens apartments, located in Fort Collins, Colorado. See also "Federal Income Tax Consequences - Tax Consequences If The Property Is Not Sold."


                              PARTNERSHIP BUSINESS

         The Partnership is a publicly held limited partnership organized under the South Carolina Limited Partnership Act, as amended, on August 3, 1983. Shelter Realty VI Corporation, a South Carolina corporation, is the General Partner of the Partnership. The General Partner is a subsidiary of AIMCO, a publicly-traded real estate investment trust. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2023, unless terminated before such date.

         The Partnership's primary business is to operate and hold real estate properties for investment. The Partnership, through its public offering of limited partnership units, sold 42,324 limited partnership units aggregating $42,324,000. The General Partner contributed capital in the amount of $100,000 for a 0.2% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions. The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership's property in order to achieve the best possible return for the limited partners. Such results may best be achieved by holding and operating the properties or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.

         The Partnership originally acquired six apartment properties with the funds obtained from proceeds of its public offering. The Partnership sold Foxfire/Barcelona Village in November 2000, Nottingham Square Apartments in December 2002, River Reach in August 2004, and Carriage House in August 2005. The Partnership continues to hold, own and operate two properties, one of which is the Property and the other is an apartment complex known as Village Gardens located in Fort Collins, Colorado.

         The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.

         For information on certain pending and ongoing litigation and governmental investigations, please refer to the Partnership's most recent report on Form 10-QSB (for the quarterly period ended September 30, 2005) filed with the Securities and Exchange Commission.


                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's current investment in real property:

               PROPERTY                    DATE OF PURCHASE           TYPE OF OWNERSHIP                 USE
--------------------------------------- ------------------------ ----------------------------- -----------------------
Rocky Creek, Augusta, Georgia                  June 1984         Fee ownership, subject to     Apartment -- 120 units
                                                                 first mortgage

Village Gardens, Fort Collins,                March 1985         Fee ownership, subject to     Apartment -- 141 units
Colorado                                                         first mortgage


                                LEGAL PROCEEDINGS

         In March 1998, several putative unit holders of limited partnership units of the Partnership commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo. The plaintiffs named as defendants, among others, the Partnership, its General Partner and several of their affiliated partnerships and corporate entities. The action purported to assert claims on behalf of a class of limited partners and derivatively on behalf of a number of limited partnerships (including the Partnership) that are named as nominal defendants, challenging, among other things, the acquisition of interests in certain General Partner entities by Insignia Financial Group, Inc. ("Insignia") and entities that were, at one time, affiliates of Insignia; past tender offers by the Insignia affiliates to acquire limited partnership units; management of the partnerships by the Insignia affiliates; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO. The plaintiffs sought monetary damages and equitable relief, including judicial dissolution of the Partnership. In addition, during the third quarter of 2001, a complaint captioned Heller v. Insignia Financial Group (the "Heller action") was filed against the same defendants that are named in the Nuanes action. On or about August 6, 2001, plaintiffs filed a first amended complaint. The Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty, unfair competition, conversion, unjust enrichment, and judicial dissolution. On January 28, 2002, the trial court granted defendants' motion to strike the complaint. Plaintiffs took an appeal from this order.

         On January 8, 2003, the parties filed a Stipulation of Settlement in proposed settlement of the Nuanes action and the Heller action. On June 13, 2003, the court granted final approval of the settlement and entered judgment in both the Nuanes and Heller actions. On August 12, 2003, an objector ("Objector") filed an appeal (the "Appeal") seeking to vacate and/or reverse the order approving the settlement and entering judgment with respect thereto. On May 4, 2004, the Objector filed a second appeal challenging the court's use of a referee and its order requiring Objector to pay those fees.

         On March 21, 2005, the Court of Appeals issued opinions in both pending appeals. With regard to the settlement and judgment entered with respect thereto, the Court of Appeals vacated the trial court's order and remanded to the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review". With regard to the second appeal, the Court of Appeals reversed the order requiring the Objector to pay referee fees. On April 26, 2005, the Court of Appeals lifted the stay of a pending appeal related to the Heller action and the trial court's order striking the complaint. On April 28, 2005, the Objector filed a Petition for Review with the California Supreme Court in connection with the opinion vacating the order approving settlement and remanding for further findings. On June 10, 2005, the California Supreme Court denied Objector's Petition for Review and the Court of Appeals sent the matter back to the trial court on June 21, 2005. The parties intend to ask the trial court to make further findings in connection with settlement consistent with the Court of Appeals' remand order. With respect to the related Heller appeal, on July 28, 2005, the Court of Appeals reversed the trial court's order striking the first amended complaint.

         On August 18, 2005, the Objector and his counsel filed a motion to disqualify the trial court based on a peremptory challenge and filed a motion to disqualify for cause on October 17, 2005. On or about October 13, 2005, Objector filed a motion to intervene and on or about October 19, 2005, filed both a motion to take discovery relating to the adequacy of plaintiffs as derivative representatives and a motion to dissolve the anti-suit injunction in connection with settlement. On October 27, 2005, the Court denied Objector's peremptory challenge and struck Objector's motion to disqualify for cause. No hearing has been set on Objector's remaining motions. On November 3, 2005, Objector and his counsel filed a writ of mandate to the Court of Appeals challenging the court's October 27, 2005 order.

         The General Partner does not anticipate that any costs to the Partnership, whether legal or settlement costs, associated with these cases will be material to the Partnership's overall operations.


                    SUMMARY OF THE PURCHASE AND SALE CONTRACT

         The following summarizes the material terms and conditions of the Agreement. Nothing in this information statement is intended to modify the terms of the written Agreement.

THE PURCHASED ASSETS

         The Partnership has agreed to sell all of the Partnership's interest in and to the Property, together with all the improvements located on the Property and certain associated property. The Agreement also provides for the sale of two other properties that are owned by affiliates of the General Partner. Certain of the Partnership's assets are excluded from the sale. Subject to the Buyer's right to elect to exclude certain items pursuant to the terms and conditions of the Agreement, the Buyer has agreed to assume the Partnership's liabilities and obligations under the Property's contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property's tenant leases after the closing.

         The two other properties being sold pursuant to the Agreement by affiliates of the Partnership are as follows:

      PROPERTY                             BUYER                             SELLER                         PRICE
----------------------             ----------------------       ---------------------------------        -----------
Rivercreek Apartments              Chartwell Augusta, LLC       Rivercreek Apartments Limited            $ 6,350,000
                                                                Partnership

Springhouse Apartments             Chartwell Augusta, LLC       Augusta-Oxford Associates Limited         12,100,000
                                                                Partnership

PURCHASE PRICE AND DEPOSIT

         The purchase price for the Property is $4,450,000, payable as follows:
(i) the Property's pro rata allocation of the $200,000 initial deposit made upon the execution of the Agreement (such pro rata allocation is approximately $38,860), to be held in escrow until the closing, (ii) the Property's pro rata allocation of an additional $150,000 deposit to be paid on December 19, 2005, the date the Feasibility Period (discussed below) expires (such pro rata allocation is approximately $29,145) to be held in escrow until the closing, and
(iii) the balance of the purchase price in cash at the closing. Each property in the disposition pool has been allocated a portion of the initial deposit and the additional deposit based upon the ratio that such property's respective purchase price bears to the aggregate $22,900,000 purchase price for all three properties.

         The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the sellers, including the Partnership, have received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, Buyer will receive a credit for such amounts at the closing. These credits are available with respect to each of the properties, including the Property, on a property-by-property basis.

         After the expiration of the Feasibility Period, the initial deposit and the additional deposit are non-refundable, subject to certain circumstances under which the Agreement provides that the aggregate deposit, or a portion thereof, is to be returned to the Buyer (subject to the return by Buyer of due diligence materials provided by sellers, including the Partnership).

         Even if the Buyer is entitled to a return of a portion or all of the deposit, the Agreement provides that the deposit will be withheld pending the Buyer's return of certain due diligence materials provided by the sellers.

PAYOFF OF THE EXISTING LOAN ON THE PROPERTY

         The existing loan from Fannie Mae (with GMAC Commercial Mortgage Corporation as servicer), in the original principal amount of $2,340,000, will be paid in full from the proceeds of the purchase price upon the closing of the sale of the Property. The balance due on the loan is $2,177,664 (principal and accrued but unpaid interest) as of October 31, 2005. The fees, costs, and penalties incurred in connection with this pay off will be paid by the Buyer and the purchase price shall be reduced by the amount of such fees, costs and penalties.

FEASIBILITY PERIOD

         During the period from the date of the execution of the Agreement to and including December 19, 2005 (the "Feasibility Period"), the Buyer and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries and inspections or investigations concerning the Property; to confirm the suitability of the Property for Purchaser's intended use and any other matters Buyer wishes to confirm; and to review documents and records related to the Property. Buyer has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer's or its consultants' entry onto the Property and their inspections and investigations.

         If the results of such inspections and investigations are unsatisfactory to Buyer for any reason, Buyer has the right to terminate the Agreement in its entirety with respect to all of the properties, including the Property, on or before the date the Feasibility Period expires and receive its initial deposit of $200,000 ($38,860 of which is allocable to the Property) back from the escrow agent (subject to Buyer's obligation to return due diligence materials received from sellers, including the Partnership). If Buyer does not elect to terminate the Agreement on or before the date the Feasibility Period expires, Buyer is obligated to make an additional deposit of $150,000 ($29,145 of which is allocable to the Property) to be held in escrow pending the closing.

PRE-CLOSING DELIVERIES AND OBLIGATIONS

         The Agreement required the Partnership to delivery certain documents to the Buyer within certain deadlines after the Effective Date, including (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner's title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Partnership is only responsible for payment of the basic premium for the title policy. The Buyer is responsible for any costs in excess of the basic premium, and for the cost of a current survey or any update to the survey.

         Within 30 days after the Effective Date, Buyer has the right to give written notice to the Partnership (and other sellers) of any objection Buyer has to any matter identified in the title documents or survey. If Buyer fails to timely object, Buyer is deemed to have waived all such objections. If Buyer timely objects and the Partnership (or other seller) fails to respond or elects not to cure the underlying basis for the objection, the Buyer has the option of either going forward with the Agreement, without any reduction in the purchase price, or terminating the Agreement in its entirety with respect to all of the properties, including the Property. If the

Buyer elects to terminate the Agreement, it is entitled to the return of the initial deposit of $200,000 ($38,860 of which is allocable to the Property), subject to its return of the due diligence materials received from the sellers, including the Partnership.

         On or before the expiration of the Feasibility Period, Buyer has the right to deliver written notice to the Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that Buyer wishes to have terminated. If any such contract cannot, by its terms, be terminated, Buyer shall assume such contract; if a contract can be terminated but the termination cannot be effective on or prior to the closing, the Buyer will be deemed to have temporarily assumed such contract. Any contract not identified by Buyer in such notice shall be assumed by Buyer. Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. If Buyer does not timely deliver a notice to the Partnership identifying the contracts it wishes to have terminated, Buyer is deemed to have assumed all contracts. Buyer is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer's failure to obtain any such consent.

CLOSING

         The sale of the Property is scheduled to occur on January 31, 2006. Any seller, including the Partnership, has the option, by delivering written notice to the Buyer, of extending the closing to a date in February 2006 in the event such extension is desirable in connection with the payoff of any loan secured by a property. Further, the Partnership, and any other seller under the Agreement, may extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by the Partnership or any other seller, or (ii) such later date as is mutually acceptable to the sellers and the Buyer. Any extension of the closing will apply to all properties to be sold under the Agreement, including the Property.

CLOSING PRORATIONS AND POST CLOSING ADJUSTMENTS

         All normal and customarily proratable items will be prorated as of the closing date on a property-by-property basis.

         Unless otherwise provided in the Agreement, each seller, including the Partnership, is entitled to receive all income, and is liable for all expenses, relating to the operation of its respective property for the period prior to the closing date, and the Buyer is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for all properties. Any seller, including the Partnership, or the Buyer, may request an adjustment of any pro rated item, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to any property.

REPRESENTATIONS AND WARRANTIES

         The Agreement contains certain customary representations and warranties by each seller under the Agreement, including the Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Agreement;

possessory interest in the applicable property; "non-foreign person" status; litigation; governmental violations; material defaults under property contracts; and accuracy of each property's rent roll. The Partnership's (and each other seller's) representations and warranties survive for a period of six months after the closing. The Partnership's liability for any breach of a representation or warranty by the Partnership is capped at $100,000. The liability of the other sellers under the Agreement is similarly capped.

         The Agreement also contains certain customary representations and warranties by the Buyer.

COVENANTS

         Each seller under the Agreement, including the Partnership, has agreed that from the Effective Date through the closing of the Agreement, it will continue to operate its respective property in the ordinary course of business. Each seller under the Agreement, including the Partnership, has also agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: restrictions on entering into new property contracts and leases, a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.

CONDITIONS TO THE PARTIES' OBLIGATION TO CLOSE

Sellers' Conditions to Closing

         Each seller's, including the Partnership's, obligation to complete the sale of its respective property is subject to certain customary conditions. Such conditions include, among other things, the following:

         o Each seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Agreement, including, without limitation, a tax free exchange (and the amendment of any such seller's (or such seller's affiliates' partnership or other organizational documents in connection therewith) (i) from such seller's unaffiliated partners, members, managers, shareholders or directors to the extent required by such seller's (or such seller's affiliates') organizational documents, and (ii) as required by law;

         o AIMCO shall, directly or indirectly, own more than 50% of the voting interests of each seller, at the time of the closing; and

         o There shall not be any pending, or to the knowledge of the Buyer or each seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding.

         If the conditions to closing fail with respect to a particular property, then the applicable seller of such property may elect to either waive such condition or terminate the Agreement in its entirety with respect to all properties. If a seller elects to terminate the Agreement, the other sellers have agreed to consent to such termination. In such instance, the deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.

         If a seller fails to obtain any consents from such seller's unaffiliated partners, members, managers, shareholders or directors to the extent required by such seller's (or such seller's affiliates') organizational documents, or AIMCO fails to own, directly or indirectly, more than 50% of the voting interests of each Seller, and the Agreement is terminated because of any such failure, then each seller is required to pay the Buyer its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with such seller's property, which damages shall not exceed $25,000 (individually) for each such property so terminated.

Buyer's Conditions to Closing

         The Buyer's obligation to complete the sale of all properties, including the Property, also is subject to certain customary conditions. If such conditions fail with respect to a particular property, then, subject to the terms of the Agreement, Buyer has the option of either waiving such condition or terminating the Agreement in its entirety with respect to all properties and receiving the deposit back, subject to Buyer's obligation to return due diligence materials provided to Buyer.

DEFAULT

         If the Buyer defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then the Agreement will be automatically terminated and the Buyer will forfeit the deposit, and each seller will retain its pro rata share thereof. Each seller, including the Partnership, has waived the remedies of specific performance and additional damages from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Agreement).

         If a seller, including the Partnership, defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then Buyer may either seek specific performance of such seller's obligations under the Agreement (but not damages), or terminate the Agreement in its entirety with respect to all properties. If the Buyer elects to terminate the Agreement, the deposit is to be returned to the Buyer, subject to the Buyer's obligation to return due diligence materials provided to Buyer. Additionally, if Buyer elects to terminate the Agreement, Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the properties for which the Agreement has been terminated, not to exceed $25,000 per terminated property.

CERTAIN OTHER TERMINATION RIGHTS

         The Buyer has the right to terminate the Agreement in its entirety with respect to all properties upon major property damage to any of the properties (cost of repairs exceed $250,000) or condemnation of a material portion of any of the properties. In such instance, the deposit is to be returned to the Buyer, subject to Buyer's obligation to return due diligence materials provided to Buyer. In the event Buyer elects not to terminate the Agreement, Buyer will receive all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price allocable to the damaged property in the amount of any deductible payable by the applicable seller in connection therewith.

EXPENSES AND CLOSING COSTS

         Buyer is responsible for paying any transfer, sales, use, gross receipts or similar taxes, the cost of recording any instruments necessary to discharge any liens against the properties, including the Property, any premiums or fees required to be paid by Buyer for the title policy as described above, and one-half of the customary closing costs of the escrow agent. Each seller, including the Partnership, will pay the base premium for the title policy with respect to its respective property, and its pro rata portion of the other one-half of the closings costs of the escrow agent.

         In addition, the sellers shall pay any fees, commissions, and expenses due and owing to the sellers' broker, Apartment Realty Advisors of Georgia, pursuant to a separate agreement.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

         You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.

         We are "incorporating by reference" into this information statement certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement. These documents contain important information about us and our finances. This information statement incorporates by reference:

    o    Our annual report on Form 10-KSB for the year ended December 31, 2004.

    o Our quarterly report on Form 10-QSB for the period ended March 31, 2005.

    o    Our quarterly report on Form 10-QSB for the period ended June 30, 2005.

    o Our quarterly report on Form 10-QSB for the period ended September 30, 2005.

         All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                           c/o THE ALTMAN GROUP, INC.
                                1200 Wall Street
                                    3rd Floor
                               Lyndhurst, NJ 07071
                            Telephone: (800) 217-9608


          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

         Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

         The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:


By mail:          c/o THE ALTMAN GROUP, INC.
                  1200 Wall Street
                  3rd Floor
                  Lyndhurst, NJ  07071

By telephone:     (800) 217-9608

By facsimile:     (201) 460-0050

         A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.